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                                                                    Exhibit 99.1

[LOGO OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED]

FOR IMMEDIATE RELEASE


Contact:
-------
Jordan Darrow
Vice President, Investor Relations
PRIMUS Telecommunications Group
(212) 703-0116


        PRIMUS COMMENCES $250 MILLION PRIVATE PLACEMENT OF SENIOR NOTES

     McLean, VA, October 13, 1999 -- PRIMUS Telecommunications Group, Incorporated (Nasdaq: PRTL), a facilities-based global communications company offering a portfolio of bundled international and domestic voice, data and Internet services, announced today that it commenced an offering of $250,000,000 in aggregate principal amount of 12 3/4% senior notes due October 15, 2009 in a private placement pursuant to Rule 144A under the Securities Act of 1933.

     The purpose of the offering is to fund capital expenditures to expand and enhance its communications network, to fund operating losses, and for working capital and other general corporate purposes, including acquisitions.

     The senior notes being offered and sold will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the senior notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.


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